Filed pursuant to Rule 424(b)(7)

Registration No. 333-284723

PROSPECTUS SUPPLEMENT
(To the Prospectus dated February 11, 2025)

Up to $3,500,000 of Common Stock by the Selling Stockholder

Beeline Holdings, Inc.

Beeline Holdings, Inc., f/k/a Eastside Distilling, Inc. (the “Company,” “we,” “our” or “us”) has entered into an Amended and Restated Common Stock Purchase Agreement (the “Purchase Agreement”) with C/M Capital Master Fund LP (“C/M” or the “selling stockholder”) pursuant to which the Company agreed to issue and sell, and C/M agreed to purchase the Company’s common stock, par value $0.0001 per share, subject to certain limitations (such transaction, the “Equity Line of Credit” or the “ELOC”). See “The Equity Line of Credit” for a description of the Purchase Agreement and the transactions contemplated thereby. This prospectus supplement relates to the offer and sale of up to $3,500,000 of shares of common stock which may be sold to and offered by the selling stockholder pursuant to the Purchase Agreement. We will not receive any proceeds from the sales of the above shares of our common stock by the selling stockholder; however, we will receive proceeds under the Purchase Agreement if we sell shares to the selling stockholder. The up to $3,500,000 of common stock to which this prospectus supplement relates is in addition to the up to $4,000,000 of common stock under the prior prospectus supplements filed by the Company on March 10, 2025 and March 26, 2025 in connection with the Purchase Agreement with C/M.

Our Common Stock is traded on The Nasdaq Capital Market under the symbol “BLNE.” On March 26, 2025, the last reported sale price of our Common Stock on The Nasdaq Capital Market was $2.10 per share.

As of March 25, 2025, the Company had 7,211,944 shares of common stock outstanding of which 2,023,745 shares were held by affiliates.

The selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. The selling stockholder is offering these shares of common stock. The selling stockholder may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholder will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 27, 2025.

Explanatory Note. On each of March 7, 2025, March 10, 2025 and March 26, 2025, the Company filed a Prospectus Supplement with respect to the offer and sale of shares of common stock by certain selling stockholders identified therein. To the extent that numbers in this Prospectus Supplement contrast with such prior filings, including due to the 1-for-10 reverse stock split which took effect on March 12, 2025, this Prospectus Supplement amends such prior filings.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to, and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part consists of a prospectus dated February 11, 2025, included in the registration statement on Form S-3 (No. 333-284723) that was initially filed on February 5, 2025 with the Securities and Exchange Commission (the “SEC”), was amended on February 11, 2025 and was declared effective by the SEC on February 12, 2025. Since the accompanying prospectus provides general information about us, some of the information may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both parts of this document. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and any information incorporated by reference before you make any investment decision.

Neither we nor the selling stockholder is making an offer to sell the securities in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offer and sale of our securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute an offer of, or an invitation to purchase, any shares of common stock in any jurisdiction in which such offer or invitation would be unlawful.

You should rely only on information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference into this prospectus supplement. We have not authorized anyone to provide you with information that is different from that contained in this prospectus supplement. We are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to the “Company,” “we,” “us,” and “our” refer to Beeline Holdings, Inc., f/k/a Eastside Distilling, Inc., a Nevada corporation, and its consolidated subsidiaries.

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To the extent this prospectus supplement contains summaries of the documents referred to herein, you are directed to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including documents incorporated by reference into this prospectus supplement and the accompanying prospectus, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Such forward-looking statements include those statements that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” believe,” “estimate,” “forecast,” “project” and other words of similar meaning, although not all forward-looking statements contain these identifying words. In particular, these forward-looking statements include, among others, statements about our intended use of proceeds, the development and commercialization of broad-spectrum antiviral drug candidates and their success.

These statements are based on our current expectations and projections and involve estimates, assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus supplement, and the accompanying prospectus, and the documents incorporated by reference herein and therein. Important factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to:

●	Our ability to continue as a going concern and the sufficiency of our existing cash and cash equivalents to meet our working capital and capital expenditure needs over the next 12 months which will depend on our ability to raise capital;

●	the risks arising from the impact of inflation, tariffs, high interest rates and a recession which may result on our business, prospective purchasers of homes in the U.S., and on the national and global economy;

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●	our reliance on certain third parties, our reliance on our ability to protect, maintain and improve upon our technology infrastructure and intellectual property, and risks inherent in the regulatory and competitive industry in which we operate;

●	Our ability to integrate Beeline Financial Holdings, Inc. (“Beeline”) and its subsidiaries’ business and effectively manage and grow that business;

●	Changes in the political and regulatory environment and in business and economic conditions in the United States and in the real estate and mortgage lending industry;

●	Geopolitical conflicts such as those in Ukraine and Israel; and

●	Our ability to develop and maintain our brand cost-effectively.

We also refer you to “Risk Factors” at page S-14 and the documents incorporated by reference into this prospectus supplement for both an expanded discussion of the risks and uncertainties described above and additional risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by forward-looking statements. However, factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.

You should read this prospectus supplement, the accompanying prospectus and the documents that we reference herein and therein, completely and with the understanding that our actual future results may be materially different from what we expect. You are cautioned not to place undue reliance on the forward-looking statements contained in, or incorporated by reference into, this prospectus supplement. Each forward-looking statement speaks only as of the date of this prospectus supplement or, in the case of documents incorporated by reference, the date of the applicable document (or any earlier date indicated in the statement), and we undertake no obligation to update or revise any of these statements, whether as a result of new information, future developments or otherwise, except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus supplement and the accompanying prospectus. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including our financial statements, the notes to those financial statements and the other documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. See “Risk Factors” on page S-14 of this prospectus supplement the risks involved in investing in our securities.

Overview

The Company is a Nevada corporation incorporated in 2004 with its principal place of business in Providence, Rhode Island. On October 7, 2024, the Company closed the merger with Beeline Financial Holdings, Inc. (“Beeline”) pursuant to which Beeline became a wholly-owned subsidiary of the Company (the “Merger”). In connection with the Merger, the Company also completed a debt exchange transaction with certain of its existing lenders and sold the largest segment of its business.

Following the transactions described above, the Company currently operates through two subsidiaries:

Beeline

Beeline is a fintech mortgage lender and title provider aimed at transforming the home loan process into a shorter, easier path than conventional mortgage lending for millions of Americans seeking a digital experience. Beeline has built a proprietary mortgage and title platform leveraging advanced technical tools with sophisticated language learning models and combining an appropriate amount of human interaction to create a better outcome for mortgage borrowers. Beeline was founded in 2019 with principal offices located in Providence, Rhode Island. An Australian subsidiary has offices in Burleigh Heads, Australia. Beeline also has executive office suites in three locations in the United States.

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Spirits

Bridgetown Spirits Corp. (“Spirits”) manufactures, blends, bottles, markets and sells a wide variety of alcoholic beverages, including whiskey, vodka, rum and tequila, under recognized brands in 30 U.S. states. Spirits sells its products on a wholesale basis to distributors through open states, and brokers in control states.

Recent Developments

Approval of Initial Listing Application

On March 5, 2025, the Company received a letter from The Nasdaq Stock Market, LLC (“Nasdaq”) notifying the Company that Nasdaq has approved its application for listing of the Company’s common stock on The Nasdaq Capital Market, which was submitted by the Company in connection with its Merger with Beeline. Although the Company’s common stock is currently listed on The Nasdaq Capital Market, the Merger required the Company to file an initial listing application due to the change of control, which occurred at the special meeting of shareholders described below.

Shareholder Approvals at Special Meeting

On March 7, 2025, the Company held its special meeting of shareholders at which the shareholders voted to approve (i) the conversions, exercises and voting rights of securities issued in and following the Merger, (ii) sales under the ELOC in an amount of up to $20 million; (iii) a change of the Company’s name to “Beeline Holdings, Inc.” and (iv) ratification of Salberg & Company, P.A. as the Company’s auditor.

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Conversions of Preferred Stock

Beginning on March 7, 2025, following shareholder approval of the Merger and conversion of shares of preferred stock issued in and following the Merger at the special meeting, holders of the Company’s Series F Convertible Preferred Stock, Series F-1 Convertible Preferred Stock, and Series G Convertible Preferred Stock converted certain of their preferred shares into shares of common stock. As a result of these conversions, there are now 7,211,944 shares of common stock issued and outstanding, and Nicholas Liuzza, Jr. the Chief Executive Officer of the Company, beneficially owns 1,880,522 of the outstanding shares of common stock representing 26.1% of the outstanding voting power. He also holds shares of Series G convertible into 764,149 shares of common stock and Warrants to purchase 382,077 shares of common stock, resulting in total shares of common stock beneficially owned of 3,026,748 representing 36.2% of the shares outstanding after giving effect to such transaction.

Director and Officer Resignations and Appointments

On March 7, 2025, following the shareholder meeting described above, Geoffrey Gwin, Robert Grammen and Stephanie Kilkenny resigned as directors of the Company and Geoffrey Gwin resigned as Chief Executive Officer. Following such resignations, the Board of Directors (the “Board”) appointed Nicholas Liuzza, Jr as Chief Executive Officer and a director and Steve Romano as a director. The committees of the Board now consist of:

Audit Committee

Eric Finnsson, Chairman

Joseph Freedman

Steve Romano

Compensation Committee

Joseph Freedman, Chairman

Eric Finnsson

Steve Romano

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Corporate Governance and Nominating Committee

Joseph Caltabiano, Chairman

Joseph Freedman

Eric Finnsson

Series G and Warrant Offering

On February 27, 2025, the Company increased its offering of Series G Convertible Preferred Stock (“Series G”) and accompanying Warrants to a total of up to 13,878,040 shares of Series G (convertible into 1,387,804 shares of common stock, subject to adjustment) and Warrants to purchase up to 693,902 shares of common stock (representing 50% warrant coverage) for total gross proceeds of up to $7,077,800, which offering was increased from its previous amount of up to $5,037,800 following approval by the Company’s Board on February 27, 2025. Since the offering of Series G shares and Warrants originally commenced on November 26, 2024, the Company has sold to accredited investors a total of 12,274,024 shares of Series G and accompanying Warrants to purchase 613,709 shares of common stock for total gross proceeds of $6,259,752. The Company also issued 1,088,720 shares of Series G in transactions outside of the offering. The Company intends to use the net proceeds, after deducting offering expenses and related costs, for working capital and general corporate purposes.

Extension on Nasdaq Bid Price Deficiency

On February 26, 2025, the Company received a letter from Nasdaq notifying the Company that the Company is eligible for an additional 180 calendar day period, or until August 25, 2025, to regain compliance with Nasdaq Listing Rule 5550(a)(2). As of the date of the letter, the Company remained noncompliant with the Rule by failing to maintain a minimum bid price for its common stock of at least $1.00 per share for 30 consecutive business days. Prior to this letter, the Company had received the original notice of noncompliance with the Rule from Nasdaq wherein the Company had been given until February 25, 2025 to regain compliance.

The Company effected the 1:10 reverse stock split on March 12, 2025.

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Corporate Information

Our principal executive offices are located in Providence, Rhode Island and our telephone number is (458) 800-9154. Our Internet website addresses are www.eastsidedistilling.com and www.makeabeeline.com. Information contained on our corporate websites does not constitute part of the prospectus supplement or the accompanying prospectus.

The Offering

Common Stock offered by us	Shares of common stock having an aggregate gross offering price of up to $3,500,000 or up to 1,666,667 shares, assuming sales at a price of $2.10 per share, the last trading price of our common stock on March 26, 2025. The up to $3,500,000 of common stock to which this prospectus supplement relates is in addition to the up to $4,000,000 of common stock under the prior prospectus supplements filed by the Company on March 10, 2025 and March 26, 2025 in connection with the Purchase Agreement with C/M. The actual sales prices will be based on certain factors related to our future market prices and volume. See “The Purchase Agreement” at page S-10. The actual number of shares issued in connection with this offering will vary depending on how many shares of common stock we choose to sell to the selling stockholder.

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Common Stock outstanding after this offering	8,878,611 shares, assuming sales at a price of $2.10 per share. This amount does not include other sales of up to $4,000,000 of common stock under the prior prospectus supplements filed by the Company on March 10, 2025 and March 26, 2025 in connection with the Purchase Agreement with C/M.

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder pursuant to this prospectus supplement. However, we may receive up to $3,500,000 from the sale of shares to the selling stockholder pursuant to the Purchase Agreement and this prospectus supplement. Because of the amount of proceeds we may receive is based on our future stock prices and volume, the amount of proceeds we will receive may be less or more.

Nasdaq Capital Market symbol	“BLNE”

Risk factors	This investment involves a high degree of risk. See “Risk Factors” on page S-14 of this prospectus supplement and incorporated by reference into this prospectus supplement, and the other reports incorporated by reference into the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

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The number of shares common stock to be outstanding immediately after this offering is based on 7,211,944 shares of common stock outstanding as of March 25, 2025 and excludes, as of that date:

●	An estimated 2,331,187 shares of common stock underlying outstanding convertible preferred stock;

●	704,543 shares of common stock issuable upon the exercise of outstanding warrants ;

●	105 shares of common stock issuable upon the exercise of outstanding stock options; and

●	Up to 1,200,000 shares of common stock available for issuance pursuant to the Company’s 2025 Equity Incentive Plan.

The share amounts, and conversion and exercise prices reflected above and elsewhere in this prospectus supplement give effect to the 1-for-10 reverse stock split which was effected at 12:01 am ET on March 12, 2025. Share amounts and prices do not give effect to (i) sales which may be made under the Purchase Agreement including under prior prospectus supplements filed on March 10, 2025 and March 26, 2025, (ii) an estimated 388,785 options and an estimated 28,710 warrants which we are obligated to issue to former Beeline option holders and warrant holders, respectively, as a result of the Merger, or (iii) potential adjustment to the numbers of conversion and exercise prices and underlying shares pursuant to provisions in the respective securities described herein.

THE PURCHASE AGREEMENT

On December 31, 2024, we entered into a Common Stock Purchase Agreement, as amended and restated on March 7, 2025, with the selling stockholder pursuant to which the selling stockholder has agreed to purchase from us up to $10,000,000 of our common stock (subject to certain limitations). Also on December 31, 2024, we entered into a Registration Rights Agreement, as amended and restated on March 7, 2025 (“Registration Rights Agreement”), with the selling stockholder, pursuant to which we agreed to file a registration statement with the SEC to register the selling stockholder’s resale of shares of common stock issuable by us pursuant to the Purchase Agreement. Pursuant to the Registration Rights Agreement, we intend to file a registration statement on Form S-1 within 30 days of filing our Annual Report on Form 10-K to register sales of common stock by the selling stockholder not otherwise sold prior to such time under this prospectus supplement.

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The Purchase Agreement provides that, upon the terms and subject to the conditions set forth in the Purchase Agreement, the Company may issue and sell to C/M, and C/M shall purchase from the Company, up to $10 million (reduced from the original amount of $35 million), subject to certain limitations including a 4.99% beneficial ownership limitation. Pursuant to the Purchase Agreement we also issued C/M 573,925 shares of Series G (representing commitment shares valued at 1.5% of the maximum ELOC amount), which are registered under a separate prospectus supplement filed under the registration statement to which this prospectus supplement relates.

The Purchase Agreement and the sale of up to $20 million of shares of common stock thereunder was approved by the Company’s shareholders at a special meeting on March 7, 2025. However, the Purchase Agreement as amended and restated provides for up to $10 million, and this prospectus supplement relates to $3,500,000 of that reduced amount. We also separately filed a prior prospectus supplement for up to $1,500,000 of common stock under the Purchase Agreement on March 10, 2025, under which 781,492 shares were sold for gross proceeds of $1,500,000, and a separate prospectus supplement on March 26, 2025 for an additional up to $2,500,000 of shares of common stock.

The Purchase Agreement essentially gives us the right to put (or offer to sell) common stock to C/M as described below. Specifically, the purchase and sale terms provided for by the Purchase Agreement are summarized as follows:

(i)	Fixed Purchase. On any business day where the closing sale price of the common stock is equal to or greater than $4.00, the Company has the right to direct C/M to purchase shares of common stock at a purchase price equal to 95% of the lower of (A) the daily volume weighted average price (“VWAP”) of the Company’s common stock for the five trading days immediately preceding the applicable purchase date for such Fixed Purchase and (B) the lowest trading price of a share of common stock on such date; provided that if the closing price of the common stock on such date is lower than such purchase price, then the purchase price shall be reduced to equal such closing price, and provided further that such purchases shall be subject to a daily limitation of $200,000;

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(ii)	VWAP Purchase. On any business day where the closing sale price of the common stock is equal to or greater than $5.10, the Company has the right to direct C/M to purchase common stock at a purchase price equal to 95% of the lower of (A) the closing sale price on such date and (B) the VWAP during a period specified in the Purchase Agreement, provided that such purchases shall be subject to a daily limitation of $2,500,000; and

(iii)	Additional VWAP Purchase. In addition to the foregoing, the Company also has the right to direct C/M to purchase common stock at a purchase price equal to 95% of the lower of (A) the closing sale price on such date and (B) the VWAP during a period specified in the Purchase Agreement, provided that such purchases shall be subject to a daily limitation of $2,500,000.

The foregoing purchase terms are subject to certain conditions and limitations, including daily volume and dollar amount limitations with respect to each type of purchase described above within a given day, a 4.99% beneficial ownership limitation with respect to C/M’s ownership of the Company’s common stock.

The Company agreed to comply with certain covenants and conditions under the Purchase Agreement, which are set forth therein.

Side Letter Agreement and Potential Future Changes

The Company and C/M entered into a side letter agreement pursuant to which the parties agreed that (i) any commitment shares required to be issued under the Purchase Agreement will be in the form of Series G, and (ii) that the Company may make changes to the Purchase Agreement if recommended by its counsel and reasonably satisfactory to C/M and its counsel, including based on the Company and its counsel’s review and revision of the representations and warrants and covenants set forth therein. Amended and restated versions of the Purchase Agreement and related Registration Rights Agreement were executed on March 7, 2025 pursuant to the side letter agreement.

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Registration Rights Agreement

In connection with the Purchase Agreement, on March 7, 2025 the Company also entered into an Amended and Restated Registration Rights Agreement with C/M pursuant to which the Company agreed to register C/M’s resale of the shares of common stock issuable under the Purchase Agreement (such shares, the “ELOC Shares”) on a registration statement on Form S-1 or S-3 filed with the SEC within 30 days of the Company filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and to cause such registration statement to be declared effective the earlier of (A) the 60th day following the date on which the Company was required to file such registration statement, if such registration statement is subject to review by the SEC, and (B) the third business day following the date the Company is notified by the SEC that such registration statement will not be reviewed. Like the Purchase Agreement, these terms are subject to change pursuant to the side letter agreement. C/M has agreed to waive the timing discussed in this paragraph but not the obligation.

Because this prospectus supplement registers some, but not all of the shares of common stock issuable under the Purchase Agreement, the Company expects to file a registration statement on Form S-1 covering all such shares following the filing if its Form 10-K referred to in the paragraph above.

Commitment Shares

Under the Purchase Agreement, the Company agreed to issue to C/M “Commitment Shares” in the form of shares of Series G convertible into a number of shares of common stock having a value of 1.5% of the maximum ELOC amount. The Company issued 573,925 shares of Series G as the Commitment Shares pursuant to this requirement. On December 31, 2024, an affiliate of C/M purchased 294,118 shares of Series G and 14,706 accompanying Warrants in the Series G offering in exchange for $150,000.

The above descriptions of certain material terms of the Purchase Agreement, Registration Rights Agreement and side letter agreement do not purport to be complete and are qualified in their entirety by the full text of such agreements, which are included as exhibits to the Company’s filings with the SEC and are incorporated herein by reference.

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RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our securities. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our Final Prospectus filed under Rule 424(b)(3) on January 14, 2025, our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information”.

Risks Related to the Purchase Agreement with C/M

The sale or issuance of our common stock to C/M will create dilution to our other shareholders and the sale of the shares of common stock acquired by C/M, or the perception that such sales may occur, could cause the price of our common stock to fall.

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Pursuant to the Purchase Agreement with C/M C/M has committed to purchase up to $10,000,000 of our common stock, of which this prospectus supplement relates to $3,500,000 and prior prospectus supplements filed on March 10, 2025 and March 26, 2025 relates to an additional $4,000,000 (for a combined total of $7,500,000 of common stock among such prospectus supplements). The shares of common stock that may be sold pursuant to the Purchase Agreement may be sold by us to C/M at our discretion from time to time. The purchase price for the shares that we may sell to C/M under the Purchase Agreement will fluctuate based on the price of our common stock and will be at a discount to the market prices of the common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall. Additionally, the amount that we may sell to C/M will be limited to the daily trading dollar volume on the day of, or day before, the applicable put. If the trading volume and/or price of our common stock is low, our ability to raise capital under the Purchase Agreement will be limited and/or it will take an extensive time to raise capital, which could prove harmful to us and our ability to meet pir working capital and operation needs through use of the Purchase Agreement.

We generally have the right to control the timing and amount of any sales of our shares to C/M, except that, pursuant to the terms of our agreements with C/M, we would be unable to sell shares to C/M on any day when the closing sale price of our common stock is below $4.00 per share, subject to adjustment as set forth in the Purchase Agreement.

C/M may ultimately purchase all, some or none of the shares of our common stock that may be sold pursuant to the Purchase Agreement in connection with our rights to direct C/M’s purchases at our discretion and, after it has acquired shares, C/M may sell all, some or none of those shares. Therefore, sales to C/M by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to C/M, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

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Further, certain of our outstanding derivatives securities, including convertible preferred stock and warrants, contain anti-dilution price protection provisions which provide for adjustments to conversion and exercise prices, and an increase in the shares underlying such securities, if we sell shares at a per share price below the applicable conversion or exercise price. For example, the Series F, F-1 and G each have a conversion price of $5.10, and the Warrants issued to investors of Series G have an exercise price of $6.50. Therefore, if we issue shares at prices that are lower than these conversion and exercise prices, these conversion prices will automatically be lowered to the new lower sale price. This would cause additional dilution to our common stockholders and result in our receiving less cash upon exercise of warrants. Additionally, because the Company hopes to avoid such an outcome, our ability to raise capital under the ELOC will be limited to the extent our common stock trades near or below these prices.

By virtue of the terms of the Purchase Agreement, it is not possible to predict the number of shares we will sell nor the prices at which we will sell the shares under the Purchase Agreement, nor the consequences (including dilution to existing shareholders) which may result therefrom.

We may not be able to access sufficient funds under the Purchase Agreement with C/M when needed.

Our ability to sell shares to C/M and obtain funds under the Purchase Agreement is limited by the terms and conditions in the Purchase Agreement, including restrictions on when we may sell shares to C/M, restrictions on the amounts we may sell to C/M at any one time, and a limitation on our ability to sell shares to C/M to the extent that it would cause C/M to beneficially own more than 4.99% of our outstanding common stock. In addition, any amounts we sell under the Purchase Agreement may not satisfy all of our funding needs, even if we are able and choose to sell all $10,000,000 under the Purchase Agreement. The sale of the full $10,000,000 could also be further delayed by our need to file a subsequent registration statement on Form S-1 and have such registration statement to be declared effective by the SEC in order to make further sales beyond the up to $3,500,000 being offered hereby and the up to $4,000,000 under the prior prospectus supplements filed on March 10, 2025 and March 26, 2025 relating to shares issuable under the Purchase Agreement. If we elect to issue and sell more than the shares offered under this prospectus supplement to C/M, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares.

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We elected to enter into the Purchase Agreement with C/M as a means to access capital quickly as market conditions permit. The extent we rely on C/M as a source of funding will depend on a number of factors including, the prevailing market price and trading volume of our common stock and the extent to which we are able to secure working capital from other sources including an at-the-market offering. We recently executed an engagement letter with a broker-dealer which will be or exclusive sales agent under an at-the-market offering. Subject to their due diligence and customary conditions, we expect a definitive At-the Market Offering Agreement in April 2025. We cannot assure you we will receive any proceeds from the at-the-market offering. Further, the two concurrent offerings may result in us using the at-the-market offering since it will entail a 3% commission. If obtaining sufficient funding from C/M were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell the maximum amount of $10 million of shares of common stock to C/M under the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it or expose us to substantial restrictive covenants or limitations, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

The sale of our common stock to C/M will cause dilution and the sale of the shares by C/M could cause the price of our common stock to decline.

The number of shares ultimately offered for sale by C/M is dependent upon the number of shares sold to C/M under the Purchase Agreement. The purchase price for the common stock to be sold to C/M pursuant to the Purchase Agreement will fluctuate based on the price of our common stock. Depending upon market liquidity at the time, a sale of shares by C/M at any given time could cause the trading price of our common stock to decline. After it has acquired such shares, C/M may sell all, some or none of such shares, although we expect it will not be a long-term investor with the ELOC shares. Therefore, sales to C/M by us under the Purchase Agreement will result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to C/M.

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Our management might apply the net proceeds from sales by us to C/M under the Purchase Agreement in ways with which you do not agree and in ways that may impair the value of your investment.

We currently intend to use the net proceeds from our sales of shares under the Purchase Agreement for working capital and general corporate purposes and may use such proceeds for other uses such as repayment of indebtedness, strategic transactions and/or initiatives. Our management has broad discretion as to the use of these proceeds and you will be relying on the judgment of our management regarding the application of these proceeds. We might apply these proceeds in ways with which you do not agree, or in ways that do not yield a favorable return. If our management applies these proceeds in a manner that does not yield a significant return, if any, on our investment of these net proceeds, it could compromise our ability to pursue our growth strategy and adversely affect the market price of our common stock.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to C/M. If and when we do elect to sell shares of our Common Stock to C/M pursuant to the Purchase Agreement, after C/M has acquired such shares, C/M may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from C/M at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from C/M as a result of future sales made by us to C/M at prices lower than the prices such investors paid for their shares in this offering.

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USE OF PROCEEDS

This prospectus supplements relates to shares of our common stock that may be offered and sold from time to time by C/M. We will receive no proceeds from the sale of shares of common stock by C/M in this offering. However, we may receive gross proceeds estimated to be $3,500,000 (but may be less or more) under the Purchase Agreement as it relates to the common stock being offered pursuant to this prospectus supplement (not including the additional up to $4,000,000 for which we filed prior prospectus supplements on March 10, 2025 and March 26, 2025 or an additional up to $2,500,000 under the Purchase Agreement which we may subsequently register). See “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use the net proceeds that we receive under the Purchase Agreement, after deducting offering and related expenses, for working capital and general corporate purposes. Such proceeds or a portion thereof may also be used for the repayment of indebtedness, strategic transactions and growth initiatives, and other uses as the Company may determine in its discretion.

SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by C/M of any or all of the shares of common stock that may be issued by us to C/M under the Purchase Agreement. For additional information regarding the issuance of common stock covered by this prospectus, see the section titled “C/M Committed Equity Financing” above. We are registering the shares of common stock pursuant to the provisions of the Registration Rights Agreement we entered into with C/M on March 7, 2025 in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement and as disclosed elsewhere in this prospectus supplement or the information incorporated by reference herein (which include C/M and its affiliates’ roles as investor or lender in previous transactions with the Company and Beeline), C/M has not had any material relationship with us within the past three years, except for an affiliate’s lending money to us (and prior to October 7, 2024 to Beeline). Those loans to Beeline were exchanged for Beeline preferred stock which resulted in the issuance of the Series F and Series F-1 in the October 7, 2024 Merger. In addition, an affiliate of C/M purchased $150,000 in the Series G offering.

On November 14, 2024, an affiliate of C/M was the lead investor in a $1,938,000 offering of secured notes due March 14, 2025. As part of the secured note loans, the affiliate lent us $448,333 and received 10,094 pre-funded warrants, subject to adjustment. In addition, on November 14, 2024, the same affiliate exchanged $448,333 of stated value of Series F for a $448,333 Secured Note due originally due on March 14, 2025 which was substantially identical to its other Notes sold to other investors except its security interest is subordinated to the lenders of $1,938,000. C/M’s affiliate’s notes were extended and are now due April 14, 2025, in exchange for a 10% increase to the principal.

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As used in this prospectus, the term “selling stockholder” means C/M.

The table below presents information regarding the selling stockholder and the shares of common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of March 25, 2025. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the selling stockholder may offer under this prospectus. As stated in this prospectus supplement, our shareholders approved using the ELOC for $20 million. The selling stockholder may sell some, all or none of its shares in this offering. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange act of 1934 (the “Exchange Act”), and includes shares of common stock with respect to which the selling stockholder has voting and investment power. The percentage of shares of common stock beneficially owned by the selling stockholder prior to the offering shown in the table below is based on an aggregate of 7,211,944 shares of our common stock outstanding on March 25, 2025, giving effect to conversions of certain shares of convertible preferred stock occurring on such date following shareholder approval of such conversions. Because the purchase price of the shares of common stock issuable under the Purchase Agreement is determined on each Fixed Purchase Date, with respect to a Fixed Purchase, on the applicable VWAP Purchase Date, with respect to a VWAP Purchase, and on the applicable Additional VWAP Purchase Date, with respect to an Additional VWAP Purchase, the number of shares that may actually be sold by the Company to C/M under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus supplement.

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering
	Number(1)	Percent(2)	(3)		Number(3)	Percent(2)
C/M Capital Master Fund LP (4)	378,777	4.99%	1,666,667	(5)	466,312	4.99%

(1)	This number represents shares of common stock issuable under the following securities, each of which are subject to a 4.99% beneficial ownership limitation: (i) 86,805 shares of common stock underlying shares of Series G, which includes the 57,393 shares of Series G we issued to C/M and 29,412 shares of Series G purchased by Cavalry Investment Fund, LP (“Cavalry”), an affiliate of C/M on December 31, 2024, (ii) 14,706 Warrants to purchase common stock purchased by Cavalry, (iii) 835,616 shares of common stock underlying Series F acquired by Cavalry in the Merger with Beeline and (iv) 6,896 shares of common stock underlying Series F-1 acquired by Cavalry in the Merger with Beeline. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering shares that C/M may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of C/M’s control, including the registration statement that includes this prospectus remaining effective. Furthermore, the Fixed Purchases, VWAP Purchase, or Additional VWAP Purchase, as applicable, of common stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our common stock to C/M to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by C/M, would cause C/M’s beneficial ownership of our common stock to exceed the 4.99% beneficial ownership limitation.

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(2)	Applicable percentage ownership is based on 7,211,944 shares of our common stock outstanding as of March 25, 2025. Does not include additional shares of common stock, which we expect our Chief Executive Officer to receive when he converts his Series G.

(3)	Assumes the sale of all 1,666,667 shares being offered pursuant to this prospectus supplement, estimated at an assumed offering price of $2.10 per share. Does not include sales which may be made under prior prospectus supplements or otherwise pursuant to the Purchase Agreement other than the $3,500,000 of sales being registered under this prospectus supplement.

(4)	The business address of C/M is 1111 Brickell Avenue, Suite 2920, Miami, FL 33131.

(5)	Assumes sales at an average price of $2.10. The number of shares we sell may be more or less since the price per share will be based upon future markets prices. Does not include sales which may be made under prior prospectus supplements or otherwise pursuant to the Purchase Agreement other than the $3,500,000 of sales being registered under this prospectus supplement.

CAPITALIZATION

Following shareholder approval of conversions of our Series F, Series F-1, and Series G, and certain other securities, and conversions of certain shares of such convertible preferred stock which occurred on March 7, 2025, assuming no further capital raising (other than the up to $3,500,000 in sales under the ELOC to which this prospectus supplement relates), our common stock and preferred stock and derivative securities outstanding, on a fully-diluted basis, after giving effect to the sale of common stock hereunder at an assumed offering price of $2.10 per share, consist of the following:

Class, Series or Type	Number of Shares of Common Stock (Fully Diluted)(1)	Percentage on as Converted Basis
Common Stock	7,211,944	64.3%
Series B	4,032	0.0%
Series D (2)	266,664	2.4%
Series E	100,000	0.9%
Series F	1,208,089	10.8%
Series F-1	9,488	0.1%
Series G (3)	742,914	6.6%
Assumed Common Stock Offered Hereby (4)	1,666,667	14.9%
Total	11,209,798	100%

(1) Does not include 704,543 outstanding warrants and 105 outstanding options. Also does not include an estimated 388,7,85 options and an estimated 28,710 warrants which we are obligated to issue to former Beeline option holders and warrant holders, respectively, as a result of the Merger. Also does not give effect to potential adjustment to the numbers of underlying shares pursuant to provisions in the respective securities listed in the table and in this footnote.

(2) Estimated based on the floor price of $2.50 per share for conversions of certain shares of Series D Convertible Preferred Stock pursuant to a side letter agreement entered into with the holders on November 14, 2024. The actual number of shares underlying such preferred stock may be lower in accordance with the conversion formula set forth in such side letter agreements.

(3) No effect is given to the conversion of Series G by our Chief Executive Officer expected to occur in April 2025.

(4) Represents an estimated number of shares of common stock being offered hereby, based on an assumed offering price of $2.10 per share. Does not include sales which may be made under prior prospectus supplements or otherwise pursuant to the Purchase Agreement other than the $3,500,000 of sales being registered under this prospectus supplement.

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PLAN OF DISTRIBUTION

The common stock offered by this prospectus are being offered by the selling shareholder, C/M.  The shares may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

C/M may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

C/M has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our common stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement.  Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. C/M has informed us that each such broker-dealer will receive commissions from C/M that will not exceed customary brokerage commissions.

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Brokers, dealers, underwriters or agents participating in the distribution of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the selling shareholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of our common stock sold by the selling shareholder may be less than or in excess of customary commissions.  Neither we nor the selling shareholder can presently estimate the amount of compensation that any agent will receive from any purchasers of our common stock sold by the selling shareholder.

We know of no existing arrangements between the selling shareholder or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the selling shareholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the selling shareholder, any compensation paid by the selling shareholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our common stock covered by this prospectus by the selling shareholder. As consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement, we have issued to C/M 573,925 shares of Series G convertible into an equivalent number of shares of common stock (subject to certain adjustments) as Commitment Shares in accordance with the Purchase Agreement. We have also paid to C/M $25,000 in cash as reimbursement for the reasonable, out-of-pocket expenses incurred by C/M, including the legal fees and disbursements of C/M’s legal counsel, in connection with its due diligence investigation of the Company and in connection with the preparation, negotiation and execution of the Purchase Agreement.

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We also have agreed to indemnify C/M and certain other persons against certain liabilities in connection with the offering of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. C/M has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by C/M specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $60,000, which includes the $25,000 reimbursement to the selling stockholder referred to above.

C/M has represented to us that at no time prior to the date of the Purchase Agreement has C/M or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. C/M has agreed that during the term of the Purchase Agreement, neither C/M, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the selling shareholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all of our common stock offered by this prospectus have been sold by the selling shareholder.

Our common stock is currently listed on The Nasdaq Capital Market under the symbol “BLNE”.

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DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

LEGAL MATTERS

The legality of the Common Stock offered by this prospectus supplement and the accompanying prospectus has been passed upon for us by Harvey Kesner, P.C., New York, New York. Nason Yeager Gerson Harris & Fumero, P.A., Palm Beach Gardens, Florida, has acted as our counsel in connection with this offering.

EXPERTS

The consolidated financial statements as of December 31, 2023 and 2022 and for the years then ended incorporated by reference in this prospectus supplement have been so incorporated by reference in reliance on the reports of M&K CPAS, PLLC, our former independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting and for Beeline the consolidated financial statements as of December 31, 2023 and 2022 and for the years then ended incorporated by reference in this prospectus supplement have been so incorporated by reference in reliance on the report of Salberg & Co., P.A. In 2024, Salberg & Co., P.A. became our independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company at www.sec.gov. You may also access our SEC reports and proxy statements free of charge at our website, www.eastsidedistilling.com. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 filed with the SEC under the Securities Act for the Common Stock offered by this prospectus supplement. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

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DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. Any information that we incorporate by reference is considered part of this prospectus supplement. We hereby incorporate by reference the following information or documents into this prospectus supplement and the accompanying prospectus:

●	Our Annual Report on Form 10-K for the year ended December 31, 2023;

●	Our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024 and September 30, 2024;

●	Our current reports on Form 8-K filed with the SEC on October 7, 2024 (as amended by Form 8-K/A filed December 19, 2024); November 14, 2024; November 15, 2024; November 21, 2024; November 26, 2024; December 3, 2024; December 5, 2024; December 9, 2024; December 13, 2024; December 19, 2024 (8-K/A); December 19, 2024; December 19, 2024; December 30, 2024; January 3, 2025, January 7, 2025, January 21, 2025, January 24, 2025, January 30, 2025, February 6, 2025, February 12, 2025/February 12, 2025, February 14, 2025, February 14, 2025, February 19, 2025, February 21, 2025, February 26, 2025, February 28, 2025, March 5, 2025, March 10, 2025, March 13, 2025 and March 26, 2025; and

●	The description of our common stock contained in our Definitive Proxy Statement on Form DEF 14A filed with the SEC on February 5, 2025 under “Description of Securities”.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or the accompanying prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (excluding information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), or 14 of the Exchange Act, until we sell all of the securities offered by this prospectus supplement. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to:

Beeline Holdings, Inc.

Providence, Rhode Island

Telephone number: (458) 800-9154

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Eastside Distilling, Inc.

(dba Beeline Holdings)

$100,000,000

Common Stock

Preferred Stock

Warrants

Units

Up to 83,105,133 Shares of Common Stock Offered by Selling Stockholders

We may from time to time, in one or more offerings at prices and on terms that we will determine at the time of each offering, sell common stock, preferred stock, warrants, or a combination of these securities, or units, for an aggregate initial offering price of up to $100,000,000. In addition, the selling stockholders may from time to time offer to sell up to 83,105,133 shares of our common stock. We will not receive any of the proceeds from the sale of common stock by the selling stockholders. This prospectus describes the general manner in which our securities may be offered using this prospectus. Each time we offer and sell, or a selling stockholder offers and sells, securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “BLNE.” On February 4, 2025, the last reported sales price for our common stock was $0.69 per share.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 4, in addition to Risk Factors contained in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We, or a selling stockholder, may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. See “Plan of Distribution.”

The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates, or our public float, was approximately $2,664,499 as of January 30, 2025. Accordingly, we are eligible to use Form S-3 for primary offerings pursuant to General Instruction I.B.1.

The date of this prospectus is February 11, 2025.

You should rely only on information contained in this prospectus. We and the selling stockholders have not, and the underwriter has not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one of more offerings up to a total dollar amount of proceeds of $100,000,000. The selling stockholders may sell up to 83,105,133 shares of common stock in one or more offerings. This prospectus describes the general manner in which our securities may be offered by this prospectus. Each time we, or a selling stockholder sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in documents incorporated by reference in this prospectus. The prospectus supplement that contains specific information about the terms of the securities being offered may also include a discussion of certain U.S. Federal income tax consequences and any risk factors or other special considerations applicable to those securities. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying any securities in this offering.

The terms “Beeline” “Beeline Holdings,” the “Company,” “we,” “our” or “us” in this prospectus refer to Eastside Distilling, Inc. (dba Beeline Holdings), and its subsidiaries, unless the context suggests otherwise.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

SUMMARY

Eastside Distilling, Inc. is a Nevada corporation incorporated in 2004 with its principal place of business in Monroe, Connecticut. In January of 2025, it registered the dba “Beeline Holdings” and has two wholly-owned subsidiaries Beeline Financial Holdings, Inc. (“Beeline Financial”) and Bridgetown Spirits Corp. (“Spirits”). The Company commenced trading on NASDAQ under the symbol “BLNE” on January 27, 2025.

Recent Developments

Authorized Common Stock Increase

On January 27, 2025, our stockholders approved an amendment to our Articles of Incorporation increasing to 100,000,000 the number of authorized shares of common stock, par value $0.0001 per share “Common Stock”.

Reverse Stock Split

On February 4, 2025, our Board of Directors set 1:10 as the reverse split and set a record date between February 25, 2025 and March 3, 2025 for the effectiveness of the reverse split. On December 23, 2024, our stockholders approved a reverse stock split of our Common Stock in a range from 1:2 to 1:10 as determined by the Board of Directors.

Equity Line of Credit

On December 31, 2024, we entered into a Common Stock Purchase Agreement and Registration Rights Agreement with an institutional investor pursuant to which we agreed to sell, and the purchaser agreed to purchase, up to $35 million of our common stock, subject to a limit of 19.99% of our Common Stock outstanding prior to receiving necessary approval of our stockholders in accordance with NASDAQ requirements. We sold $150,000 of our Series G Convertible Preferred Stock to the investor in connection with the Stock Purchase Agreement.

2

Executive Loans

On December 31, 2024, Beeline Financial’s founder and Chief Executive Officer advanced $700,000 to Beeline Financial and received a demand promissory note. The executive’s loan accrues interest at a rate of 8% per annum and is payable within 15 days of demand by the executive.

Beeline Financial’s founder and Chief Executive Officer purchased the following: on December 23, 2024, $500,000 of units consisting of 980,392 shares of Series G Convertible Preferred Stock and 490,196 warrants to purchase shares of common stock; on December 27, 2024, $425,000 of units consisting of 833,333 shares of Series G Convertible Preferred Stock and 416,667 warrants to purchase shares of common stock; and on December 31, 2024, $75,000 of units consisting of 147,059 shares of Series G Convertible Preferred Stock and 73,529 warrants to purchase shares of common stock.

The Company’s director Joseph Freedman on January 17, 2025, purchased $121,593 of units consisting of 238,414 shares of Series G Convertible Preferred Stock and 119,209 warrants to purchase shares of common stock.

Sales of Units

On November 22 and 25, 2024, the Company on sales of $350,000 in common stock and warrants. We issued 686,205 shares of common stock and 343,136 warrants.

From November 26, 2024 to January 29, 2025, the Company sold 3,992,157 shares of Series G Convertible Preferred Stock and warrants to purchase a total of 1,996,077 shares of common stock for total gross proceeds of $3,157,593.

On December 31, 2024, the Company issued to Joseph Gunnar & Co., LLC, its former investment banker, 250,000 shares of Series G as consideration for the waiver and release of certain contractual rights under which the Company also paid $100,000 and provided registration rights with respect to the shares of common stock issuable upon conversion of the Series G.

We issued C/M Capital Master Fund LP (“C/M” or the “Purchaser”) 573,925 shares of Series G pursuant to the ELOC. On December 31, 2024, an affiliate of the Purchaser purchased 294,118 shares of Series G and 147,059 G Warrants in the Series G and G Warrant offering in exchange for $150,000.

In January 2025, we issued a consultant 264,796 shares of Series G as payment for past services, and may issue the consultant $10,000 per month of Series G or common stock (subject to shareholder approval) in lieu of cash payments.

Sale of OID Notes

On November 14, 2024, the Company sold $1,938,000 of principal amount of senior secured notes and pre-funded warrants to purchase 363,602 shares of common stock for gross proceeds of $1,615,000. The notes have a maturity date of 120 days following issuance and include a 20% original issue discount and do not bear interest until event of default, and thereafter at a rate of 18% per annum. If the note remains outstanding for 180 days, the note requires a special one-time interest payment of 30% which will increase the principal of each note accordingly. Upon the occurrence of an Event of Default, each investor also has the right to require the Company to pay all or any portion of the note at a 25% premium. Further, the Company is required to prepay the notes in connection with certain sales of securities or assets at each Investor’s election in an amount equal to 35% of the gross proceeds from such sales. The Company also has the right to prepay all, but not less than all, of the outstanding amounts under the notes, at its election. The notes contain certain restrictive covenants, including covenants precluding the Company and its subsidiaries from incurring indebtedness, transferring assets, changing the nature of its business, and engaging in certain other actions, subject to certain exceptions.

The warrants have a term of five years from issuance and are exercisable at an exercise price of $0.50 per share (of which $0.001 per share was pre-funded by each Investor). The warrants will be exercisable beginning upon shareholder approval of the issuance of the Common Stock issuable upon exercise of such warrants in accordance with the rules of The Nasdaq Capital Market and an increase in the authorized Common Stock of the Company. If at any time after exercising the warrants, there is no effective registration statement registering, or the prospectus contained therein is not available for use, then the warrants may also be exercised, in whole or in part, by means of a “cashless exercise.”

3

Acquisition of Beeline Financial Holdings, Inc.

On October 7, 2024, we closed the transaction contemplated by the Agreement and Plan of Merger and Reorganization, as amended, pursuant to which Beeline Financial became a wholly-owned subsidiary of the Company.

Business Overview

Beeline Financial is a fintech mortgage lender and title provider aimed at transforming the home loan process into a shorter, easier path than conventional mortgage lending through an online digital experience. Beeline Financial has built a proprietary mortgage and title platform leveraging advanced technical tools with sophisticated language learning models and combining an appropriate amount of human interaction to create a better outcome for mortgage borrowers.

Bridgetown Spirits Corp. manufactures, blends, bottles, markets and sells a wide variety of alcoholic beverages, including whiskey, vodka, rum and tequila, under recognized brands in 30 states. We sell our products on a wholesale basis to distributors through open states, and brokers in control states.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our securities. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information”.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including working capital.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

4

DESCRIPTION OF STOCK

Our authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.0001 per share, of which 4,689,503 shares are outstanding as of January 31, 2025, and 100,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, 2,500,000 shares of Series B are authorized and outstanding, 255,474 shares of Series D are authorized, of which 255,474 shares are outstanding, 200,000 shares of Series E are authorized, of which shares 200,000 are outstanding, 70,000,000 shares of Series F are authorized, of which 69,085,562 shares are outstanding, 1,000,000 shares of Series F-1 are authorized, of which 517,775 shares are outstanding, and 11,000,000 shares of Series G are authorized, of which 7,280,080 shares are outstanding. Our Common Stock is traded on the Nasdaq Capital Market under the symbol “BLNE”.

The following description summarizes the material terms of our securities, which does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, Certificate of Designations, Rights, and Preferences of the Series B, Series D, Series E, Series F, Series F-1, and Series G, as applicable, each of which are filed as an exhibit to the Registration Statement of which this Prospectus is a part, and to the applicable provisions of Nevada law, including the Nevada Revised Statutes.

Common Stock

Each holder of Common Stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders. At any meeting of the stockholders, a quorum as to any matter shall consist of one-third of the votes entitled to be cast on the matter, except where a larger quorum is required by law.

Holders of our Common Stock are entitled to receive dividends declared by our Board out of funds legally available for the payment of dividends, subject to the rights, if any, of preferred stockholders. In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock that we may designate and issue in the future. Holders of Common Stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

Series B

Each share of Series B has a stated value of $1.00, and the entire series of stock has a liquidation preference of $2.5 million. The Series B is convertible into shares of the Company’s Common Stock at $62.00 per share. The holder of Series B has voting rights on an as-converted basis. The Series B accrues dividends at a rate of 6% per annum, payable annually on the last day of December of each year. In 2024, it was paid earlier in Common Stock. Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends are payable at the Company’s option either in cash or “in kind” in shares of Common Stock; provided, however that dividends may only be paid in cash following the fiscal year in which the Company has net income (as shown in its audited financial statements contained in its Annual Report on Form 10-K for such year) of at least $0.5 million. For “in-kind” dividends, holders will receive that number of shares of Common Stock equal to (i) the amount of the dividend payment due such stockholder divided by (ii) the volume weighted average price of the Common Stock (“VWAP”) for the 90 trading days immediately preceding a dividend date. each of the Series B has a liquidation preference equal to the stated value and is senior to all other equity securities. The Series B conversion price and the floor price will be subject to equitable adjustment in the event of stock splits, reverse splits and similar events.

5

Series D

Each share of Series D has a stated value of $10.00. The Series D is non-voting. In the event that Eastside declares a dividend payable in cash or stock to holders of any class of the Company’s stock (including the Series B), the holder of a share of Series D will be entitled to receive an equivalent dividend on an as-converted basis. In the event of a liquidation of Eastside, the holders of Series D will share in the distribution of Eastside’s net assets on an as-converted basis equally with the Series C and Series E, subordinate only to the senior position of the Series B. Each share of Series D is convertible into Common Stock by a conversion ratio equal to the stated value of the Series D share divided by the Series D conversion price. The initial Series D conversion price is $1.80 per share of Common Stock. The two holders of the Series D each were investors in the Private Placement. We entered into a letter agreement in connection with the Private Placement where we agreed that the two holders could convert $333,333 of the stated value of the Series D into Common Stock beginning April 7, 2025 at the lower of $0.50 per share of the five-day VWAP ending on April 7, 2024, subject to a floor of $0.25 per share. The number of shares of Common Stock into which a holder may convert Series D is limited by a beneficial ownership limitation of 9.99%. The Series D conversion price and the floor price will be subject to equitable adjustment in the event of stock splits, reverse splits and similar events.

Series E

Each share of Series E has a stated value of $10.00. The Series E is non-voting. In the event that Eastside declares a dividend payable in cash or stock to holders of any class of the Company’s stock (including the Series B), the holder of a share of Series E will be entitled to receive an equivalent dividend on an as-converted basis. In the event of a liquidation of the Company, the holders of Series E will share in the distribution of Eastside’s net assets on an as-converted basis together with the holders of the Series D, subordinate only to the senior position of the Series B.

Commencing 390 days after October 7, 2024, (the “Measurement Date”), each share of Series E will be convertible into Common Stock by a conversion ratio equal to the stated value of the Series E share divided by the Series E conversion price. The Series E conversion price on and after the Measurement Date will equal the average of the VWAP for the five trading days immediately preceding the Measurement Date, subject to a floor price of $0.25 per share. The Series E conversion price and the floor price will be subject to equitable adjustment in the event of stock splits, reverse splits and similar events. The number of shares of Common Stock into which a holder may convert Series E is limited by a beneficial ownership limitation, which restricts the number of shares of Company Common Stock that the holder and its affiliates may beneficially own after the conversion to 9.99%.

Series F

Each share of Series F has a stated value of $0.50. The holders of Series F have no conversion or voting rights prior to stockholder approval of such actions. The Series F was issued to the former Company stockholders in the Merger. In the event of a liquidation of Eastside, the holders of Series F will share in the distribution of Eastside’s net assets on an as-converted basis, subordinate only to the Series B, Series D and Series E.

If the stockholders of Eastside approve the conversion of the Series F, each share of Series F will be convertible into Common Stock by a conversion ratio equal to the stated value of the Series F share divided by the Series F conversion price. The initial Series F conversion price is $0.50 per share (or on a one-to-one share basis), subject to adjustment as provided therein including a floor price of 20% of the Nasdaq Minimum Price. Subject to stockholder approval, the Series F has voting rights on an as-converted basis. The Series F conversion price and floor price are subject to equitable adjustment in the event of a stock split, reverse split and similar events. The number of shares of Common Stock into which a holder may convert Series F will be limited by a beneficial ownership limitation, which restricts the number of shares of Company Common Stock that the holder and its affiliates may beneficially own after the conversion to 4.99%. That beneficial ownership limitation does not, however, apply to holders who are subject to Section 16 of the Exchange Act by virtue of being an executive officer or director of the Company which presently only applies to the Company’s Chief Executive Officer. The number of shares of Common Stock issuable upon conversion of the Series F is also subject to adjustment as described below under “Series F and Series F-1 Special Adjustment Feature.”

6

Series F-1

The Series F-1 was issued to former Company stockholders in the Merger. The Series F-1 was designed to be equivalent to our Common Stock. Because of our limited authorized capital, we elected to use the Series F-1. The Series F-1 is convertible into Common Stock by dividing the stated value ($0.50 per share) by the conversion price ($0.50 per share). As a result, upon conversion each share of Series F-1 converts into Common Stock on a one-on-one basis. The Series F-1 has voting rights on an as-converted basis. The number of shares of Common Stock into which a holder may convert Series F-1 will be limited by a beneficial ownership limitation, which is 4.99%. That beneficial ownership limitation does not, however, apply to holders who are subject to Section 16 of the Exchange Act by virtue of being an executive officer or director of the Company In the event of a liquidation of Eastside, the holders of Series F-1 will share in the distribution of the Company’s net assets on an as-converted basis, subordinate only to the senior position of the Series B, Series D and Series E.

Series F and F-1 Special Adjustment Feature

If stockholder approval of the voting and conversion of the Series F occurs, the Series F and Series F-1 were, as of October 7, 2024, equal to 82.5% of Common Stock outstanding on a fully diluted basis (the “Stated Percentage”). In addition, with respect to each of the Series F and Series F-1, if during the two years ending October 7, 2026 the sum of (i) the shares of Common Stock outstanding on October 7, 2024, plus (ii) shares issuable on conversion of Series B, Series C, Series D and Series E, plus (iii) shares issuable on conversion of securities issued in the initial financing of the post-Merger company of at least $1.5 million and less than $3.25 million, (iv) plus shares issued to settle pre-existing liabilities (collectively, the “Measuring Shares”) exceeds 14,848,485 (the “Maximum Amount”), then the Series F and Series F-1 conversion rates will be adjusted to maintain the Stated Percentage of the shares of Common Stock issuable upon conversion of the Series F and Series F-1 relative to the Measuring Shares, subject to a cap of 70 million shares of Common Stock. Likewise, if the number of Measuring Shares on October 7, 2025, is less than 14,848,485, then the Series F and Series F-1 conversion rates will be adjusted to retain the Stated Percentage of shares issuable on conversion of the Series F and Series F-1 relative to Measuring Shares of 82.5%. All adjustments are subject to a floor price equal to 20% of the Minimum Price as defined in the Nasdaq Rules as long as the Common Stock trades on The Nasdaq Capital Market.

In connection with the adjustment provisions described above for a period of one year from the issuance date, 10% of the shares of Common Stock underlying the Series F and Series F-1 are subject to lock-up restrictions, and potential reduction in the underlying shares of Common Stock to the extent the Measuring Shares are less than the Maximum Amount, which if applicable will apply on a pro rata basis as to the holders thereof so as to preserve the Stated Percentage.

If our Common Stock is de-listed from Nasdaq, the various stockholder approvals will not be required for conversion and exercise, except for the increase in authorized Common Stock.

7

Series G Convertible Preferred Stock

Each share of Series G Convertible Preferred Stock (“Series G”) has a stated value of $0.51. The holder of Series G has no conversion or voting rights prior to stockholder approval of such actions. In the event of a liquidation of Eastside, the holders of Series G will share in the distribution of Eastside’s net assets on an as-converted basis, subordinate only to the Series B, Series D and Series E.

If the stockholders of the Company approve the conversion of the Series G, each share of Series G will be convertible into Common Stock by a conversion ratio equal to the stated value of the Series G share divided by the Series G conversion price. The initial Series G conversion price is $0.51 per share, subject to adjustment as provided therein including in the event of an issuance of Common Stock or Common Stock equivalents at a price per share that is less than the conversion price, subject to a floor price of 20% of the Nasdaq Minimum Price as of the initial closing date of the offering of such Series G. The Series G conversion price is subject to equitable adjustment in the event of a stock split, reverse split and similar events. The number of shares of Common Stock into which a holder may convert Series G will be limited by a beneficial ownership limitation, which restricts the number of shares of our Common Stock that the holder and its affiliates may beneficially own after the conversion to 4.99%.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon conversion of the Series D, Series E, Series F, Series F-1 and Series G, as well as warrants that were issued in various transactions as described above (the “Derivative Securities”). We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time-to-time. Except for Joseph Gunnar & Co., LLC’s former role as placement agent and financial advisor for the Company and Beeline and the ownership of the Debentures and the Derivative Securities, the Selling Stockholders have not had any material relationship with us within the past three years.

Because of limitations imposed by Nasdaq, the Shares cannot be sold until our stockholders have approved their issuance. We are filing a Definitive Proxy Statement with the SEC for purposes of holding a Special Meeting of Stockholders on March 3, 2025 for purposes of approving certain issuances of shares, including the Shares to which this Prospectus relates (the “Special Meeting”).

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of Common Stock held by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their respective ownership of shares of Common Stock, as of the date of this Prospectus, giving effect to the conversion and exercise of the Derivative Securities held by each such Selling Stockholder as of such date subject to beneficial ownership limitations set forth therein.

The third column lists the shares of Common Stock being offered by this Prospect by the Selling Stockholders and does not take into account any limitations on conversion of the Derivative Securities.

We have agreed to register the public sale of the shares of Common Stock issuable upon exercise of the Derivative Securities. This Prospectus generally covers the public sale of the number of shares of Common Stock issuable pursuant to the Derivative Securities. Because the conversion price of the Derivative Securities may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this Prospectus. The fourth column assumes the conversion of and issuance of shares of Common Stock underlying the Derivative Securities and the sale of all of the Shares offered by the Selling Stockholders pursuant to this Prospectus.

8

Under the terms of the respective securities, a Selling Stockholder may not convert a Derivative Securities to the extent (but only to the extent) such Selling Stockholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 4.99% (the “Maximum Percentage”) of the outstanding shares of the Company. The number of Shares in the second column reflects these limitations. The Selling Stockholders may sell all, some or none of their shares in this Offering. See “Plan of Distribution.”

	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus(2)	Number of Shares of Common Stock Owned After Offering(3)
10A10, LLC	145,073	*	145,073	-	*
ACM Alamosa I LP	785,681	*	785,681	-	*
ACM Alamosa I-A LP	509,615	*	509,615	-	*
Albert D. Smith IV	50,101	*	50,101	-	*
Allan Evans	150,000	*	150,000	-	*
Anthony D. Dinovella Jr	16,928	*	16,928	-	*
Anthony R. Petito	362,554	*	362,554	-	*
Barbara Mey	130,469	*	130,469	-	*
BDLAX, LLC	766,928	*	766,928	-	*
Better Living Options, LLC	98,063	*	98,063	-	*
Bigger Capital Fund, LP	1,025,353	1%	1,025,353	-	*
Bigui Huang	188,143	*	188,143	-	*
Bobby Yadegar	397,748	*	397,748	-	*
Business Development Company of Rhode Island	12,622	*	12,622	-	*
Campbell Peck	31,981	*	31,981	-	*
Cathryn and James Connell	279,412	*	279,412	-	*
Cavalry Investment Fund, LP	9,613,290	11%	9,613,290	-	*
Cerilli Family Trust DTD 11-26-2024 (Ben Cerilli)	105,883	*	105,883	-	*
Chris Liuzza	32,618	*	32,618	-	*
Clint White	211,748	*	211,748	-	*
Clore Insurance Group, Inc.	119,322	*	119,322	-	*
Coolidge Consulting LLC	34,962	*	34,962	-	*
David Brown	14,628	*	14,628	-	*
David L. Delaro	98,039	*	98,039	-	*
District 2 Capital Fund LP	1,544,041	2%	1,544,041	-	*
Donald M. Troppoli	360,573	*	360,573	-	*
Donald Rogers & Maria Hoksbergen	159,098	*	159,098	-	*
EF Corporate Holdings LLC	411,502	*	411,502	-	*
El Moto Pty Ltd. as trustee for El Pulpo Trust	275,694	*	275,694	-	*
Ellington Financial REIT	1,546,307	2%	1,546,307	-	*
Equity Trust Company Custodian FBO Paul Jon Solit IRA	294,117	*	294,117	-	*
Eric Dannheim	589,931	*	589,931	-	*
Finley Peck	31,981	*	31,981	-	*
Frank Deus	297,275	*	297,275	-	*
G&G Hebblewhite Partnership	225,545	*	225,545	-	*
Geaux For Broke LLC	381,748	*	381,748	-	*
Geoff and Trish O’Keefe	111,554	*	111,554	-	*
Geoffrey M. Parillo	1,253,371	1%	1,253,371	-	*
George and Sylvia Putnam Estate Trust	187,496	*	187,496	-	*
George Hutchinson	81,544	*	81,544	-	*
George Putnam	237,069	*	237,069	-	*
Gordon Holmes	1,684,716	2%	1,684,716	-	*
Harold Schein	117,647	*	117,647	-	*
Harrison SMSF Pty Ltd as trustee for the Harrison SMSF	98,412	*	98,412	-	*
Harvey Kesner	300,059	*	300,059	-	*
Henryk Slabosz and Janet Thelma Slabosz as Trustees for the Slabosz Family Superannuation Fund	14,825	*	14,825	-	*
Honey Jar Investments Pty Ltd ATF The Honey Jar Investment Trust	571,594	*	571,594	-	*
Honey Pot Investment Trust	422,204	*	422,204	-	*
Hoover Consulting LLC	34,962	*	34,962	-	*
Howard Shaw (Bill)	221,911	*	221,911	-	*
Hubert Jolly	85,656	*	85,656	-	*
Jaime Renee Millar	225,545	*	225,545	-	*
James Connell	163,087	*	163,087	-	*
Jared Larsen	399,363	*	399,363	-	*
Jared Larsen GST Family Trust	37,135	*	37,135	-	*

9

	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus(2)	Number of Shares of Common Stock Owned After Offering(3)
Jeanne Guglielmi	1,435,710	2%	1,435,710	-	*
Jeb Bowden	994,369	1%	994,369	-	*
Jessica N. Kennedy	237,288	*	237,288	-	*
Jim Hook	81,544	*	81,544	-	*
Joanne B. Sanders Revocable Trust 1	94,812	*	94,812	-	*
Joanne Sanders	81,544	*	81,544	-	*
John Jurkovich	392,822	*	392,822	-	*
John Murphy	477,299	*	477,299	-	*
John N. Chandler	937,208	1%	937,208	-	*
John Nash	1,897,276	2%	1,897,276	-	*
John Peck	95,562	*	95,562	-	*
John Putman	326,171	*	326,171	-	*
Jonathan Vasquez	978	*	978	-	*
Joseph D. Freedman	895,809	1%	895,809	-	*
Joseph Gunnar & Co. LLC	250,000	*	250,000	-	*
K&J Family Trust	52,443	*	52,443	-	*
Kane Investment Trust	437,096	*	437,096	-	*
Keba Henderson Trust	17,075	*	17,075	-	*
Kelly and Jade Masters	13,621	*	13,621	-	*
Kenan Diao	5,675	*	5,675	-	*
Kimberly Cox	385,000	*	385,000	-	*
Lagniappe, LLC	25,099	*	25,099	-	*
Lawrence J. Buckley	100,716	*	100,716	-	*
Lyn and Margaret Comfort	56,313	*	56,313	-	*
Lyn Comfort	730,588	*	730,588	-	*
Lyncean Limited Partnership I	192,383	*	192,383	-	*
Madhuri Reddy	2,886	*	2,886	-	*
Mark Bardorf	409,472	*	409,472	-	*
Marshall Gwinn Huggins Revocable Trust Dated July 13, 2017	1,524,273	2%	1,524,273	-	*
Matthew Campbell	269,608	*	269,608	-	*
Matthew Liuzza	12,231	*	12,231	-	*
Michael Laughlin	792,952	*	792,952	-	*
Mirage Exploration, Inc.	429,212	*	429,212	-	*
Mona E. Marcel	210,860	*	210,860	-	*
MPD Alternative Pty Ltd as trustee for MPD Alternative Trust	798,468	*	798,468	-	*
Murray Hill Partners, LLC	49,050	*	49,050	-	*
Nicholas R. Liuzza Jr Trust - 2020	1,872,160	2%	1,872,160	-	*
Nicholas R. Liuzza, Jr.	19,393,731	22%	19,393,731	-	*
Nicholas Seminario	159,098	*	159,098	-	*
Pacificus Partners, LLC	461,551	*	461,551	-	*
Pat Bowen	244,626	*	244,626	-	*
Patrick Fitzgerald	101,325	*	101,325	-	*
Paul Auersperg	159,098	*	159,098	-	*
Paul Rabinowitz	2,832,773	3%	2,832,773	-	*
Paul Sailor	1,323,529	2%	1,323,529	-	*
Paul Spiteri	492,371	*	492,371	-	*
Peck 2023 Trust	1,385,030	2%	1,385,030	-	*
Pete Anderson	56,391	*	56,391	-	*
Peter Gonzalez	2,538,861	3%	2,538,861	-	*
Phyllis J. Beckman Trust dated March 29, 2010	98,187	*	98,187	-	*
Raymond Mey	81,544	*	81,544	-	*
Robert J. Robie	97,897	*	97,897	-	*
Robert Peck	12,379	*	12,379	-	*
Robert Scott Buhrer	67,258	*	67,258	-	*
Robinson Interest LLC	318,202	*	318,202	-	*
Rodney Raanan	147,059	*	147,059	-	*
S&MCIC SMSF Pty Ltd.	112,773	*	112,773	-	*
Saleem & Company LLC	72,997	*	72,997	-	*
Scott Dean	108,065	*	108,065	-	*
Scott Dols	704,033	*	704,033	-	*
Shayan Family Trust	221,995	*	221,995	-	*
Simone Jordan	225,545	*	225,545	-	*
Slabosz Discretionary Trust	242,180	*	242,180	-	*
Stan Kwasniewski and Nicole Kwansniewski	195,831	*	195,831	-	*
Standsay Pty Ltd A.C.N. 126 495 921 as Trustee for the Hardwick Tiger Trust	124,529	*	124,529	-	*
Stellar Innovative Solutions Corp.	383,763	*	383,763	-	*
Stephen Katz	2,046,225	2%	2,046,225	-	*
Stephen Parrillo	232,084	*	232,084	-	*
The G. Quinn Jones 2000 Irrevocable Trust	318,840	*	318,840	-	*
Thomas B. Putnam	474,043	*	474,043	-	*
Thomas Jenkins	489,258	*	489,258	-	*
Titan Beeline SPV LLC	15,020	*	15,020	-	*
Todd Costa	213,475	*	213,475	-	*
Tower III, LLC	342,799	*	342,799	-	*
Troy Wynter & Melissa Wynter	45,109	*	45,109	-	*
Uncommon Hour LLC	1,073,129	1%	1,073,129	-	*
Uttarkashi Pty Ltd as trustee for Uttarkashi Trust	532,168	*	532,168	-	*
Walter Mey	522,721	*	522,721	-	*
William Peck	31,981	*	31,981	-	*
WVP Emerging Manager Onshore Fund LLC - Structured Small Cap Lending Series	25,891	*	25,891	-	*
Zed Seven Pty Ltd ATF The Stockwell Family Trust	247,073	*	247,073	-	*

*Less than 1%

(1)	Percentages are based on 4,689,503 shares of Common Stock outstanding as of the date of this Prospectus, and based on 87,794,636 shares of our Common Stock estimated to be outstanding after the conversion and exercise of the Derivative Securities and certain warrants and options issued following the closing of the merger on October 7, 2024. For the purposes of this table we assume the Special Meeting of our stockholders will be held within 60 days of this Prospectus and Proposal 1 at the Special Meeting will be approved. Proposal 1 covers an estimated total of 87,794,636 of Common Stock issuable upon conversion of all Derivative Securities and exercise of certain warrants and options issued or to be issued on or following the closing of the merger on October 7, 2024. This amount does not include other shares of common Stock issuable under anti-dilution rights provided to holders of these securities.

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(2)	For the purposes of the calculations of Common Stock to be sold pursuant to this Prospectus we are assuming the conversion and exercise in full of all of the outstanding shares of the Derivative Securities and exercise of the warrants, without regard to any limitations on conversions set forth therein. The Shares included in this column represent the Shares being offered by each Selling Stockholder pursuant to this Prospectus.

(3)	Represents the amount of shares that will be held by the Selling Stockholder after completion of this offering based on the assumptions that (a) all Common Stock underlying the securities which Shares are registered for sale under the Registration Statement of which this Prospectus is part of will be sold and (b) no other shares of Common Stock are acquired or sold by the Selling Stockholders prior to completion of this offering. However, the Selling Stockholders may sell all, some or none of such shares offered pursuant to this Prospectus and may sell other shares of Common Stock that they may own pursuant to another Registration Statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

If any selling stockholder offers and sells shares of common stock pursuant to this prospectus, then we will provide you with a prospectus supplement filed pursuant to Securities Act Rule 424(b)(7), as permitted by Rule 430B(b)(2), which will set forth the name of each selling stockholder, the number of shares of common stock beneficially owned by such selling stockholder and the number of the shares of common stock such selling stockholder is offering. The prospectus supplement also will disclose whether any of the selling stockholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

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PLAN OF DISTRIBUTION

We or the selling stockholders may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the names of and number of shares of our common stock being sold by the selling stockholders;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any commissions paid to agents; and

●	any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

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If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We or a selling stockholder may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We or a selling stockholder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Continuous Offering Program

Without limiting the generality of the foregoing, we may enter into a continuous offering program equity distribution agreement with a broker-dealer, under which we may offer and sell shares of our common stock from time to time through a broker-dealer as our sales agent. If we enter into such a program, sales of the shares of common stock, if any, will be made by means of ordinary brokers’ transactions on the Nasdaq Capital Market or other market on which are shares may then trade at market prices, block transactions and such other transactions as agreed upon by us and the broker-dealer. Under the terms of such a program, we also may sell shares of common stock to the broker-dealer, as principal for its own account at a price agreed upon at the time of sale. If we sell shares of common stock to such broker-dealer as principal, we will enter into a separate terms agreement with such broker-dealer, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, other than our common stock, all securities we offer under this prospectus will be a new issue and will have no established trading market. We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

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Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

The selling stockholders may sell all or a portion of the shares of common stock described in this prospectus and any accompanying prospectus supplement and there can be no assurance that any selling stockholder will sell any or all of the shares of common stock described in this prospectus or any accompanying prospectus supplement. The selling stockholders may act independently of us in making decisions with respect to the timing, manner and size of each of its sales.

In addition to the methods described above, the selling stockholders may use any one or more of the following methods when disposing of their respective shares of common stock:

●	any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq Capital Market, on which the common stock is currently listed;

●	the over-the-counter market;

●	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	transactions in which broker-dealers may agree with the selling stockholders to sell a specified number of shares of common stock at a stipulated price;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

LEGAL MATTERS

The Law Office of Harvey Kesner P.C. has opined on the validity of the securities being offered hereby.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2023 and 2022 included in this Prospectus have been so included in reliance on the report of M&K CPAs, PLLC, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Beeline Financial Holdings, Inc. as of December 31, 2023 and 2022 included in this Prospectus have been so included in reliance on the report of Salberg & Company, P.A., an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC’s internet site.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents are incorporated by reference and made a part of this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 1, 2024;

●	Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2023 filed with the SEC on April 30, 2024;

●	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2024 filed with the SEC on May 13, 2024; for the quarterly period ended June 30, 2024 filed with the SEC on August 14, 2024; and for the quarterly period ended September 30, 2024 filed with the SEC November 15, 2024; and

●	our Current Reports on Form 8-K filed with the SEC on October 7, 2024 (as amended by Form 8-K/A filed December 19, 2024); November 14, 2024; November 15, 2024; November 21, 2024; November 26, 2024; December 3, 2024; December 5, 2024; December 9, 2024; December 13, 2024; December 19, 2024 (8-K/A); December 19, 2024; December 19, 2024; December 30, 2024; January 3, 2025, January 7, 2025, January 21, 2025, January 24, 2025, January 30, 2025, and February 6, 2025.

●	Our definitive proxy statements on form DEF 14A filed with the SEC on November 14, 2024 and December 20, 2024.

●	the description of our common stock contained in our Preliminary Proxy Statement” on Form Pre 14A “Description of Securities” filed with the SEC on January 17, 2025.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC (including without limitation, information furnished under Item 2.02 or Item 7.01 of Form 8-K, and any exhibits relating to such information).

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Beeline Holdings, 755 Main Street, Building 4, Suite 3, Monroe, CT 06468; (458) 800-9154.

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$3,500,000 of Common Stock by the Selling Stockholder

Beeline Holdings, Inc.

PROSPECTUS SUPPLEMENT

March 27, 2025